Exhibit 99.1

Starwood Property Trust to Acquire Energy Project Finance Debt
Business from GE Capital

- Acquires $2.56 Billion Platform and Loan Portfolio -

- Expands Position as a Leading Global Multi-Cylinder Finance Company -

-  Unique and Scalable Full Service Energy Project Finance Platform with $24 Billion of Origination Volume Since Inception -

-  Acquisition Expected to be Accretive to Core Earnings -

- Leverages Existing Expertise at Starwood Energy Group -

GREENWICH, Conn., August 8, 2018 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced that the Company has entered into a definitive agreement to acquire GE Capital’s Energy Financial Services’ Project Finance Debt Business (“Energy Project Finance Debt Business”) and loan portfolio (the “Loan Portfolio”) for $2.56 billion, including $400 million of unfunded loan commitments. The acquired business will leverage the extensive experience of the Company’s affiliate, Starwood Energy Group, which specializes in comparable energy infrastructure equity investments and has executed transactions with approximately $7 billion in asset value since its inception in 2005.

GE’s Energy Project Finance Debt Business includes a vertically integrated platform with a seasoned leadership team and 21 full-time employees across loan origination, underwriting, capital markets and asset management. The Loan Portfolio consists of 51 senior loans secured by energy infrastructure real assets.

“It has been our intention since we began Starwood Property Trust to build a multi-cylinder finance company, with the thought that we should never overstay our welcome in any one business line and always have opportunities to deploy capital into only those verticals where reward clearly outweighs risk,” said Barry Sternlicht, Starwood Property Trust’s Chairman and Chief Executive Officer. “From our basic and still most important business as one of the nation’s largest commercial real estate lenders, we have successfully diversified the Company. We have built a world class conduit lending and CMBS trading platform, bought in excess of $3.5 billion of property assets to yield double digit current returns on equity deployed, and created, from a standing start, a very successful single family lending platform. Today we are pleased to announce we are adding a new cylinder to our Company, with the return on investment profile and ability to scale to be material to our $14 billion enterprise.”

Mr. Sternlicht continued, “GE’s Energy Project Finance Debt Business is one of the preeminent lenders in the field and we expect the team to flourish as we expand their product line in the future. This new segment also provides additional asset duration and the majority of the portfolio is backed by contracts with investment grade companies. The safety of these investments, coupled with attractive risk adjusted return dynamics, make this investment highly complementary to our core real estate platforms and compelling for our shareholders.”

“We are delighted to welcome the team from GE Capital to the Starwood family,” said Himanshu Saxena, Chief Executive Officer of Starwood Energy Group. “We are distinctively positioned to execute and capitalize on this opportunity given our significant in-house expertise, relationships and proven history of success at

Starwood Energy Group. Through our previous experience working with this deeply experienced executive team, we have come to admire their vast industry knowledge and commitment to their customers. We are excited to be adding a leading platform with a demonstrated record of value creation, long standing relationships and a clear plan to scale the business and drive future capital deployment.”

Summary of Strategic Benefits

Starwood Property Trust expects the combination to benefit the Company in several key areas:

•                  Compelling Risk Adjusted Returns with Strong Credit Profile: Senior secured energy project finance loans, collateralized by real assets and largely backed by long-term purchase contracts with investment grade counterparties, offer compelling risk adjusted returns

•                  Attractive Portfolio Characteristics:

•                                          Acquired loan portfolio is 97% floating-rate, making it positively correlated to rising interest rates

•                                          Initial portfolio duration of over four years, coupled with new loan origination duration of over five years, will extend the Company’s portfolio duration

•                                          Low correlation of energy project finance to commercial real estate sector improves overall portfolio diversification

•                  Established, Full Service Origination Platform: Comprehensive platform consisting of 21 seasoned employees including existing leadership team and expertise across loan origination, underwriting, capital markets and asset management

•                  Leverages Existing Expertise at Starwood Energy Group: Complements Starwood Energy Group’s platform, which specializes in energy infrastructure equity investments and has a history of over $7 billion of successful transaction since its inception in 2005

•                  Highly Scalable Opportunity: Positions the Company in the large and growing energy project finance market and provides for additional capital deployment opportunities

•                  Leading Global Diversified Finance Company: Expands the Company’s position as a leading global finance company with compelling capital deployment opportunities across multiple asset classes and its ability to maintain an attractive return profile throughout varying market conditions

The Company anticipates the transaction will be accretive to core earnings. The Company expects to finance the transaction with a new secured term loan facility from MUFG with an initial advance of approximately $1.7 billion and committed capacity for future funding obligations in the Loan Portfolio. The Company has ample available liquidity in addition to a $600 million committed acquisition facility from Credit Suisse and Citigroup Global Markets Inc. to fund the balance of the purchase price.

The completion of the acquisition is subject to the satisfaction of a number of customary conditions and is expected to close in the third quarter of 2018.

Sidley Austin LLP and Paul Hastings LLP served as legal counsel to the Company.

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. With total capital deployed since inception of over $44 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com